Exhibit 99.01

Citadel EFT, Inc. (CDFT) Executes $500,000,000 USD Joint-Venture with Carbon Development, Inc.; $1 Billion Dollars in Bonds, Backs Agreement

Oceanside, CA- February 18, 2014- Citadel EFT, Inc. (CDFT.OTCQB) announces management executed a joint-venture agreement with Carbon Development, Inc. (CDI) for $500 million dollars ($500,000,000 USD), backed by “Investment Grade Collateral Bonds” worth in excess of $1 billion dollars ($1,000,000,000 USD).

Under the terms of this Joint-Venture (JV), CDI pledges its “Investment Grade Collateral Bonds” to CDFT enabling them to secure new loans. On February 11, 2014, the Company announced a “Standby Letter of Credit” for $200 Million ($200,000,000 USD) which can now proceed for processing with CDI’s bond pledge.

Additionally, this JV agreement grants Citadel EFT, Inc. the irrevocably right to assign, transfer, grant, and pledge these “Investment Grade Collateral Bonds” to one or more lenders as collateral on loans.  These lenders, in turn, receive first priority and, perfected security interest in these bonds, not prohibited by applicable laws.

The delivery of all certificates and bond powers executed at a bank, representing or evidencing the “Investment Grade Collateral Bonds” shall be delivered to Citadel, held by Citadel and then pledged by Citadel to the Lender(s) in connection with the Loan(s). And shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or bank assignment, all in a form and substance satisfactory to Citadel EFT Inc.’s management.

A forthcoming United States Securities and Exchange Commission Edgar FORM 8-K filing will contain related documents on this executed agreement, giving specific details to this JV transaction.

About Citadel EFT, Inc:

Citadel EFT, Inc. http://www.credit-card-processing.com has been helping companies for over 20 years establish a merchant account for credit card processing. Citadel has no monthly fee and no minimums for our credit card service. As a merchant of ours, you can process credit cards like Visa, MasterCard, Discover, American Express, EBT, Checks and ATM Cards, Citadel ships your credit card machine, free of charge.

FORWARD LOOKING STATEMENT

CDFT cautions that statements made in the press release constitute forward-looking statements, and not guarantees of future performance, and the actual results or developments may differ materially from projections in the forward-looking statements. Forward-looking statements are based on estimates and opinions of management at the time the statements are made.

Contact:

Gary DeRoos

714-423-0701

www.credit-card-processing.com